Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 13, 2026, relating to the financial statements of C.H. Robinson Worldwide, Inc. and subsidiaries, and the effectiveness of C.H. Robinson Worldwide, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of C.H. Robinson Worldwide, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota

July 31, 2026